Exhibit 14

                        DUALSTAR TECHNOLOGIES CORPORATION
                       CODE OF BUSINESS CONDUCT AND ETHICS

              ADOPTED BY THE BOARD OF DIRECTORS ON NOVEMBER 2, 2004

Introduction

This Code of Business Conduct and Ethics covers a wide range of business practices and procedures. It does not cover every issue that may arise, but it sets out basic principles to guide all employees of DualStar Technologies Corporation and its subsidiaries (the "Corporation"). All of our officers, directors and employees must conduct themselves accordingly and seek to avoid even the appearance of improper behavior. The Code should also be provided to and followed by the Corporation's agents and representatives, including consultants. The President of each company should make sure this Code is distributed to each employee, and should make sure that this Code is posted in a visible, well-trafficked area in the workplace.

If a law conflicts with a policy in this Code, you must comply with the law. If you have any questions about these conflicts, you should ask your supervisor how to handle the situation. Those who violate the standards in this Code will be subject to disciplinary action, up to and including termination of employment. If you are in a situation which you believe may violate or lead to a violation of this Code, follow the guidelines described in Section 14 of this Code.

1.  Compliance with Laws, Rules and Regulations

Obeying the law, both in letter and in spirit, is the foundation on which this Corporation's ethical standards are built. All employees must respect and obey the laws of the cities, states and countries in which we operate. Although not all employees are expected to know the details of these laws, it is important to know enough to determine when to seek advice from supervisors, managers or other appropriate personnel.

If requested, the Corporation will hold information and training sessions to promote compliance with laws, rules and regulations, including insider trading laws.

2.  Conflicts of Interest

A "conflict of interest" exists when a person's private interest interferes in any way with the interests of the Corporation. A conflict situation can arise when an employee, officer or director takes actions or has interests that may make it difficult to perform his or her Corporation work objectively and effectively. Conflicts of interest may also arise when an employee, officer or director, or members of his or her family, receives improper personal benefits as a result of his or her position in the Corporation. Loans to, or guarantees of obligations of, employees and their family members may create conflicts of interest.

It is almost always a conflict of interest for a Corporation employee to work simultaneously for a competitor, customer or supplier. You are not allowed to work for a competitor as a consultant or board member. The best policy is to avoid any direct or indirect business connection with our customers, suppliers or competitors, except on our behalf. Conflicts of interest are prohibited as a matter of Corporation policy, except under guidelines approved by the Board of Directors. Conflicts of interest may not always be clear-cut, so if you have a question, you should consult with higher levels of management or the Corporation's counsel. Any employee, officer or director who becomes aware of a conflict or potential conflict should bring it to the attention of a supervisor, manager or other appropriate personnel or consult the procedures described in
Section 14 of this Code.

3.  Insider Trading

Employees who have access to confidential information are not permitted to use or share that information for stock trading purposes or for any other purpose except the conduct of our business. All non-public information about the Corporation should be considered confidential information. To use non-public information for personal financial benefit or to "tip" others who might make an investment decision on the basis of this information is not only unethical but also illegal. In order to assist with compliance with laws against insider trading, the Corporation has adopted a specific policy governing employees' trading in securities of the Corporation. The policy is attached to this Code of Ethics as Exhibit 1. The President of each company is responsible for distributing this policy to every employee of their company and for posting it in a visible, well-trafficked area in the workplace. If you have any questions, please consult the DualStar Chief Executive Officer and/or DualStar's corporate counsel.

4.  Corporate Opportunities

Employees, officers and directors are prohibited from taking for themselves personally opportunities that are discovered through the use of corporate property, information or position without the consent of the Board of Directors. No employee may use corporate property, information, or position for improper personal gain, and no employee may compete with the Corporation directly or indirectly. Employees, officers and directors owe a duty to the Corporation to advance its legitimate interests when the opportunity to do so arises.

5.  Competition and Fair Dealing

We seek to outperform our competition fairly and honestly. Stealing proprietary information, possessing trade secret information that was obtained without the owner's consent, or inducing such disclosures by past or present employees of other companies is prohibited. Each employee should endeavor to respect the rights of and deal fairly with the Corporation's customers, suppliers, competitors and employees. No employee should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other intentional unfair-dealing practice.

The purpose of business entertainment and gifts in a commercial setting is to create good will and sound working relationships, not to gain unfair advantage with customers.

No gift or entertainment should ever be offered, given, provided or accepted by any Corporation employee, family member of an employee or agent unless it: (1) is not a cash gift, (2) is consistent with customary business practices, (3) is not excessive in value, (4) cannot be construed as a bribe or payoff and (5) does not violate any laws or regulations. Please discuss with your supervisor any gifts or proposed gifts which you are not certain are appropriate.

6.  Discrimination and Harassment

The diversity of the Corporation's employees is a tremendous asset. We are firmly committed to providing equal opportunity in all aspects of employment and will not tolerate any illegal discrimination or harassment of any kind. Examples include derogatory comments based on racial or ethnic characteristics and unwelcome sexual advances.

7.  Health and Safety

The Corporation strives to provide each employee with a safe and healthy work environment. Each employee has responsibility for maintaining a safe and healthy workplace for all employees by following safety and health rules and practices and reporting accidents, injuries and unsafe equipment, practices or conditions.

Violence and threatening behavior are not permitted. Employees should report to work in condition to perform their duties, free from the influence of illegal drugs or alcohol. The use of illegal drugs in the workplace will not be tolerated.

8.  Record-Keeping

The Corporation requires honest and accurate recording and reporting of information in order to make responsible business decisions. For example, only the true and actual number of hours worked should be reported. Many employees regularly use business expense accounts, which must be documented and recorded accurately. If you are not sure whether a certain expense is legitimate, ask your supervisor or your controller.

All of the Corporation's books, records, accounts and financial statements must be maintained in reasonable detail, must appropriately reflect the Corporation's transactions and must conform both to applicable legal requirements and to the Corporation's system of internal controls. Unrecorded or "off the books" funds or assets should not be maintained unless permitted by applicable law or regulation.

Business records and communications often become public, and we should avoid exaggeration, derogatory remarks, guesswork, or inappropriate characterizations of people and companies that can be misunderstood. This applies equally to e-mail, internal memos, and formal reports. Records should always be retained or destroyed according to the Corporation's record retention policies. In accordance with those policies, in the event of litigation or governmental investigation please consult DualStar's Chief Executive Officer and Chief Financial Officer.

9.  Confidentiality

Employees must maintain the confidentiality of confidential information entrusted to them by the Corporation or its customers, except when disclosure is authorized by your company's President or required by laws or regulations. Confidential information includes all non-public information that might be of use to competitors, or harmful to the Corporation or its customers, if disclosed. It also includes information that suppliers and customers have entrusted to us. The obligation to preserve confidential information continues even after employment ends. The Corporation's confidentiality policy is attached to this Code as part of Exhibit 1. The President of each company is responsible
                        ----------
for distributing this policy to every employee of their company and for posting it in a visible, well-trafficked area in the workplace.

10.  Protection and Proper Use of Corporation Assets

All employees should endeavor to protect the Corporation's assets and ensure their efficient use. Theft, carelessness, and waste have a direct impact on the Corporation's profitability. Any suspected incident of fraud or theft should be immediately reported for investigation. Corporation equipment should not be used for non-Corporation business, though incidental personal use may be permitted.

The obligation of employees to protect the Corporation's assets includes its proprietary information. Proprietary information includes intellectual property such as trade secrets, patents, trademarks, and copyrights, as well as business, marketing and service plans, engineering and manufacturing ideas, designs, databases, records, salary information and any unpublished financial data and reports. Unauthorized use or distribution of this information would violate Corporation policy. It could also be illegal and result in civil or even criminal penalties.

11.  Payments to Government Personnel

The U.S. Foreign Corrupt Practices Act prohibits giving anything of value, directly or indirectly, to officials of foreign governments or foreign political candidates in order to obtain or retain business. It is strictly prohibited to make illegal payments to government officials of any country. In addition, the U.S. government has a number of laws and regulations regarding business gratuities which may be accepted by U.S. government personnel. The promise, offer or delivery to an official or employee of the U.S. government of a gift, favor or other gratuity in violation of these rules would not only violate Corporation policy but could also be a criminal offense. State and local governments, as well as foreign governments, may have similar rules.

If you have any questions, please contact the Corporation's corporate counsel.

12. Waivers of the Code of Business Conduct and Ethics

Any waiver of this Code for executive officers or directors may be made only by the Board or a Board committee and will be promptly disclosed as required by law or applicable regulation.

13.  Reporting any Illegal or Unethical Behavior

Employees are encouraged to talk to supervisors, managers or other appropriate personnel about observed illegal or unethical behavior and when in doubt about the best course of action in a particular situation. The Corporation does not allow retaliation for reports of misconduct by others made in good faith by employees. Employees are expected to cooperate in internal investigations of misconduct.

If an employee feels there is an accounting or auditing matter he or she needs to report, the employee can contact the Corporation's Chief Accounting Officer directly, or the employee can send a confidential, written description of the matter to the DualStar Audit Committee, care of Thompson Hine LLP, One Chase Manhattan Plaza, 58th floor, New York, One Chase Manhattan Plaza, 58th Floor, New York, NY 10005-1401, attention E. McCarthy, Esq. The confidentiality of any complaint so received will be maintained, and the complaint will be passed on to the Audit Committee for review and appropriate handling. The Audit Committee will maintain the records of any such complaint. Any employee may submit a good faith concern regarding questionable accounting or auditing matters without fear of dismissal or retaliation of any kind.

14.  Compliance Procedures

We must all work to ensure prompt and consistent action against violations of this Code. However, in some situations it is difficult to know if a violation has occurred. Since we cannot anticipate every situation that will arise, it is important that we have a way to approach a new question or problem. These are the steps to keep in mind:
         -- Make sure you have all the facts. In order to reach the right
            ---------------------------------
solutions, we must be as fully informed as possible.

         -- Ask yourself: What specifically am I being asked to do? Does it seem
            --------------------------------------------------------------------
unethical or improper? This will enable you to focus on the specific question
---------------------
you are faced with, and the alternatives you have. Use your judgment and common sense; if something seems unethical or improper, it probably is.

         -- Clarify your responsibility and role. In most situations, there is
            -------------------------------------
shared responsibility. Are your colleagues informed? It may help to get others involved and discuss the problem.

         -- Discuss the problem with your supervisor. This is the basic guidance
            -----------------------------------------
for all situations. In many cases, your supervisor will be more knowledgeable about the question, and will appreciate being brought into the decision-making process. Remember that it is your supervisor's responsibility to help solve problems.

         -- Seek help from Corporation resources. In the rare case where it may
            -------------------------------------
not be appropriate to discuss an issue with your supervisor, or where you do not feel comfortable approaching your supervisor with your question, discuss it with your supervisor's superior, or with DualStar's Chief Executive Officer or Chief Financial Officer.

         -- You may report ethical violations in confidence and without fear of
            --------------------------------------------------------------------
retaliation. If your situation requires that your identity be kept secret, your
------------
anonymity will be protected. The Corporation does not permit retaliation of any kind against employees for good faith reports of ethical violations.

         -- Always ask first, act later.   If you are unsure of what to do in
            ----------------------------
any situation, seek guidance before you act.

         CODE OF ETHICS FOR CHIEF EXECUTIVE OFFICER AND SENIOR OFFICERS
                             RELATING TO DISCLOSURE

The Chief Executive Officer and all senior officers, including the Chief Financial Officer and principal accounting officer and senior officers of each subsidiary, are bound by the provisions set forth in the Code of Business Conduct and Ethics relating to ethical conduct, conflicts of interest and compliance with law. In addition, the Chief Executive Officer and all of the senior officers are subject to the following additional specific policies:

1. The Chief Executive Officer and all senior officers are responsible for full, fair, accurate, timely and understandable disclosure in the periodic reports required to be filed by the Corporation with the SEC. Accordingly, it is the responsibility of the Chief Executive Officer and each senior officer promptly to bring to the attention of the Disclosure Committee any material information of which he or she may become aware that affects the disclosures made by the Corporation in its public filings or otherwise assist the Disclosure Committee in fulfilling its responsibilities as specified in the Corporation's policies concerning financial reporting and disclosure policies and procedures.

2. The Chief Executive Officer and each senior officer shall promptly bring to the attention of the Disclosure Committee and the Audit Committee any information he or she may have concerning (a) significant deficiencies in the design or operation of internal control over financial reporting which could adversely affect the Corporation's ability to record, process, summarize and report financial data or (b) any fraud, whether or not material, that involves management or other employees who have a significant role in the Corporation's financial reporting, disclosures or internal controls.

3. The Chief Executive Officer and each senior officer shall promptly bring to the attention of the Chief Executive Officer and the Audit Committee any information he or she may have concerning any violation of the Corporation's Code of Business Conduct and Ethics, including any actual or apparent conflicts of interest between personal and professional relationships, involving any management or other employees who have a significant role in the Corporation's financial reporting, disclosures or internal controls.

4. The Chief Executive Officer and each senior officer shall promptly bring to the attention of the Chief Executive Officer and to the Audit Committee any information he or she may have concerning evidence of a material violation of the securities or other laws, rules or regulations applicable to the Corporation and the operation of its business, by the Corporation or any agent thereof, or of violation of the Code of Business Conduct and Ethics or of these additional procedures.

5. The Board of Directors shall determine, or designate appropriate persons to determine, appropriate actions to be taken in the event of violations of the Code of Business Conduct and Ethics or of these additional procedures by the Chief Executive Officer and the Corporation's senior officers. Such actions shall be reasonably designed to deter wrongdoing and to promote accountability for adherence to the Code of Business Conduct and Ethics and to these additional procedures, and shall include written notices to the individual involved that the Board has determined that there has been a violation, censure by the Board, demotion or re-assignment of the individual involved, suspension with or without pay or benefits (as determined by the Board) and termination of the individual's employment. In determining what action is appropriate in a particular case, the Board of Directors or such designee shall take into account all relevant information, including the nature and severity of the violation, whether the violation was a single occurrence or repeated occurrences, whether the violation appears to have been intentional or inadvertent, whether the individual in question had been advised prior to the violation as to the proper course of action and whether or not the individual in question had committed other violations in the past.

              EXHIBIT 1 TO THE CODE OF BUSINESS CONDUCT AND ETHICS
              ----------------------------------------------------

      Policy on Trading in Securities of DualStar Technologies Corporation
                             Confidentiality Policy
                             ----------------------

General
-------

         Officers, directors and employees of DualStar Technologies Corporation and its subsidiaries and affiliates ("DualStar") may be in possession from time to time of material nonpublic information concerning DualStar and its current and proposed business and operations. Federal securities laws prohibit trading in the securities of an issuer while in possession of material nonpublic information until such information has been disclosed to the public. Such activities may result in civil or criminal proceedings brought by the Securities and Exchange Commission ("SEC") as well as private lawsuits against the responsible individual and DualStar.

         The commonly understood definition of "material" information is information which, if disclosed, could be expected to affect the investment decision of an investor or to affect the market or market price of a security. The application of the definition to particular cases can be difficult and is often judged with the advantage of hindsight.

         Nonpublic information is simply information of which a person trading in securities is aware but that is not available to the investing public. Information is typically disseminated by issuers such as DualStar through annual and quarterly reports to shareholders and the SEC, proxy statements, and press releases. Material information that has not been widely disseminated to the public through these means should generally be considered nonpublic.

         There is also a period of time following release of information to the public in which those with inside knowledge of the information should not trade, but instead must wait until investors have had an opportunity to receive and digest the information. There is no firm rule to determine how long this period of time should be. However, based on SEC pronouncements, DualStar has adopted the following guidelines which should be followed by all officers, directors and employees before buying or selling any securities of DualStar. These policies are also applicable to spouses, minor children and adult children who share the same home, of officers and directors.

Guidelines
----------

         Employees
         ---------

         Employees who are not officers, directors or management employees generally may buy or sell securities if they are not aware of any nonpublic information. If an employee has had knowledge of material nonpublic information, such employee should not buy or sell any securities until at least 48 hours after such information has been widely disseminated to the public. In any event,
                                                                   -------------
employees should consult with DualStar's Chief Executive Officer in all cases
-----------------------------------------------------------------------------
before any securities transaction is effected.
----------------------------------------------

         Officers, Directors and Management Employees
         --------------------------------------------

         Trading in securities of DualStar by officers, directors and management employees will generally be appropriate only during the period beginning on the
                                        ----
third business day following a quarterly or annual release of earnings and ending on the twelfth business day following such release. (Even during such period, no trading should take place if there are other material nonpublic developments occurring during that period). In any event, no officer, director
                                            ----------------------------------
or management employee of DualStar should effect a transaction in DualStar
--------------------------------------------------------------------------
securities at any time without first consulting with the Chief Executive
------------------------------------------------------------------------
Officer.
--------

         "Short Swing Profits"
         ---------------------

         Officers and directors should also be aware that any purchase and sale, or sale and purchase, of equity securities of DualStar during a six month period could give rise to "short swing profits" which are recoverable by DualStar under
Section 16(b) of the Securities Exchange Act of 1934. What constitutes a "purchase" or "sale", or when either occurs, for such purposes has been the subject of much litigation and SEC interpretations. Officers and directors contemplating any trading transactions within a six month period should consult with their own counsel or the Chief Executive Officer of DualStar.

         Officers and directors of DualStar are also prohibited from effecting short sales of any equity security of DualStar.

                                 Confidentiality
                                 ---------------

         All employees of DualStar must maintain the confidentiality of confidential information entrusted to them by DualStar or its customers, except when disclosure is authorized by your company's CEO or required by laws or regulations. Confidential information includes all non-public information that might be of use to competitors, or harmful to DualStar or its customers, if disclosed. It also includes information that suppliers and customers have entrusted to DualStar. The obligation to preserve confidential information continues even after employment ends.

         Please consult with the Chief Executive Officer of DualStar or DualStar's corporate counsel if you have any questions regarding the foregoing policies or their application.

         Please sign below indicating your acceptance and understanding of the foregoing policies.

                         Name:  _________________________

                        Title:  _________________________

                     Employer:  _________________________

                         Date:  _________________________